EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Brilliant Digital Entertainment, Inc.

We consent to the incorporation by reference in the registration statements (File Nos. 333-102129, 333-98839, 333-91601, 333-85979, 333-18411, 333-44710,
333-70031,  333-56519,  333-91573,  333-82103,  333-34782 and 333-40794) on Form
10-KSB of Brilliant Digital Entertainment, Inc. (the "Company") of our report dated March 14, 2003, with respect to the consolidated balance sheet of Brilliant Digital Entertainment, Inc. as of December 31, 2002 and the related consolidated statements of income and comprehensive loss, stockholders' deficit, and cash flows for each of the two years ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-KSB of Brilliant Digital Entertainment, Inc. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


/s/   BDO Seidman, LLP
----------------------
Los Angeles, CA
April 11, 2003